As filed with the Securities and Exchange Commission on August 1, 2025

Registration No. 333-288062

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ICECURE MEDICAL LTD.

(Exact name of registrant as specified in its charter)

State of Israel	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Eyal Shamir Chief Executive Officer 7 Ha’Eshel St., PO Box 3163 Caesarea, 3079504 Israel Tel: +972.4.6230333	IceCure Medical Inc. 10 W Prospect Street, Suite 401 Nanuet, New York 10954 Tel: +1.888.902.5716
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq. Eric Victorson, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, New York 10020 Tel: 212.660.3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel-Aviv (Har-Even & Co.) HaArba’a Towers 28 HaArba’a St. North Tower, 35th Floor Tel-Aviv, Israel 6473925 Tel: +972.74.758.0480	Faith L. Charles, Esq. Thompson Hine LLP 300 Madison Avenue, 27th Floor New York, New York 10017 Tel: 212.344.5680

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

This filing constitutes a Post-Effective Amendment to the Registration Statement on Form F-1 (File No. 333-288062), which was initially declared effective on July 9, 2025. This Post-Effective Amendment shall hereafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended (the “Securities Act”), on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c) of the Securities Act, may determine.

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

On June 16, 2025, IceCure Medical Ltd., or the Company, filed a registration statement on Form F-1 (File No. 333-288062), as amended, or the Registration Statement, with respect to the registration of 10,000,000 units, or the Units, each whole Unit consisting of (a) one ordinary share, no par value, or Ordinary Share, and a warrant to purchase one Ordinary Share, or Warrant, or (b) one pre-funded warrant to purchase one Ordinary Share, or Pre-Funded Warrant, and a Warrant to purchase one Ordinary Share to holders of the Company’s Ordinary Shares owned as of the record date at 5:00 p.m., Eastern Time, on July 9, 2025. The Registration Statement registered 10,000,000 Ordinary Shares, or Pre-Funded Warrants in lieu thereof, and Warrants to purchase up to an additional 10,000,000 Ordinary Shares. The Registration Statement was declared effective on July 9, 2025. As reported in its Report of Foreign Private Issuer on Form 6-K filed August 1, 2025, subscription rights for an aggregate of 9,999,994 Units were validly subscribed for by holders of such subscription rights, resulting in the issuance of 9,954,756 Ordinary Shares, Warrants to purchase up to 9,999,994 Ordinary Shares and Pre-Funded Warrants to purchase up to 45,238 Ordinary Shares.

In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities remaining unsold at the termination of the offering, the Company hereby removes from the Registration Statement six Units, consisting of six Ordinary Shares and Warrants to purchase up to six Ordinary Shares, together with such indeterminate number of Ordinary Shares as may have become issuable upon exercise of the Warrants registered pursuant to Rule 416 under the Securities Act of 1933, as amended, that were registered but unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Caesarea, Israel, on August 1, 2025.

ICECURE MEDICAL LTD.

By:	/s/ Eyal Shamir
Eyal Shamir
Chief Executive Officer

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, IceCure Medical Inc., the duly authorized representative in the United States of IceCure Medical Ltd., has signed this registration statement on August 1, 2025.

/s/ IceCure Medical Inc.
IceCure Medical Inc.

No other person is required to sign this Post-Effective Amendment No. 1 to Form F-1 Registration Statement in reliance on Rule 478 under the Securities Act of 1933.